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                              Exhibit 11

               STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
            for the years ended December 31, 1996, 1995 and 1994

                                                                  1996          1995         1994
                                                              ------------  -----------  -----------

Net income..................................................  $ 12,160,347  $ 8,828,883  $ 6,762,801
Weighted average common shares outstanding..................     7,164,782      5771558      4668834

Primary earnings per share..................................  $       1.70         1.53         1.45



Net income..................................................  $ 12,160,347          --            --
Adjustments net of tax:
  Interest expense on convertible debt......................       320,311          --            --
  Amortization of debt offering costs.......................        21,642          --            --
                                                              ------------
Fully diluted net income....................................    12,502,300          --            --



Weighted average common shares outstanding..................     7,164,782          --            --

Common stock equivalents due to dilutive
  effect of stock options...................................       224,314          --            --

Shares converted from convertible debt......................       219,028          --            --
                                                              ------------

Total outstanding shares for fully diluted earnings
  per share computation.....................................     7,608,124          --            --

Fully diluted earnings per share............................  $       1.64          --            --

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